Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202290-01 on Form S-3 of our report dated February 22, 2018, relating to the financial statements of PPL Electric Utilities Corporation and subsidiaries appearing in this Annual Report on Form 10-K of PPL Electric Utilities Corporation for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 22, 2018